EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Tejon Ranch Co.

We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the Tejon Ranch Nonqualified Deferred Compensation Plan to be filed with the Securities and Exchange Commission on or about March 24, 2004 of our report dated February 27, 2004 with respect to the consolidated financial statements of Tejon Ranch Co. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Los Angeles, California

March 23, 2004